Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-11 of Cherry Hill Mortgage Investment Corporation (the “Company”), and to serve as a director of the Company upon my appointment to the board of directors of the Company.

Dated: May 22, 2013

/s/ Robert Salcetti
Robert Salcetti